UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 9, 2013

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2013, First Financial Northwest, Inc. (the “Company”) and the Company’s financial institution subsidiary, First Savings Bank Northwest (the “Bank”), announced today that the Board of Directors has appointed Richard P. Jacobson to serve as Chief Operating Officer of the Bank.  Mr. Jacobson’s appointment is effective on July 9, 2013.  The Company also announced that Roger Elmore, Vice President of the Company and Senior Vice President and Chief Administrative Officer of the Bank, has decided to leave the Company and the Bank effective September 15, 2013, to pursue other interests.

Mr. Jacobson has over 25 years of banking experience and served as a consultant to the Company from April 30, 2010, to April 6, 2012, and since that time has served as a mortgage broker in Palm Desert, California.  Prior to that, Mr. Jacobson had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington since 1987, and had served as President, Chief Executive Officer and a Director of Horizon Financial Corp. and Horizon Bank since 2008.  Prior to being appointed as President and Chief Executive Officer of Horizon Financial Corp. and Horizon Bank, Mr. Jacobson was Chief Financial Officer from March 2000 until October 2008.  From 1987 until 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank.  There are no arrangements or understandings between Mr. Jacobson and any other person pursuant to which Mr. Jacobson was appointed as an officer of the Company. There are no family relationships between Mr. Jacobson and any director or other executive officer of the Company and the Bank and he was not appointed as an officer pursuant to any arrangement or understanding with any person.  Mr. Jacobson has not engaged in any transaction with the Company or the Bank that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

In connection with Mr. Jacobson’s appointment, he received an offer letter (the “Offer Letter”) from the Bank stating the terms and conditions of his compensation and benefits. The following is a description of the material terms of the Offer Letter, which description is qualified by reference to a copy of the Offer Letter attached as Exhibit 10.1 to this Current Report on Form 8-K.

Base salary. Mr. Jacobson will receive an annual base salary of $264,000, paid on a semi-monthly basis.

Annual Bonus Opportunity. Mr. Jacobson will be entitled to receive an annual bonus based on performance metrics as agreed upon with the Bank’s Board of Directors.

Long-Term Incentives. Mr. Jacobson will be granted a one-time option to acquire 60,000 shares (the “Option Grant”) of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant and 25,000 shares of restricted stock, each awarded under the Company’s 2008 Equity Incentive Plan. One-fifth of the shares subject to the Option Grant and one-fifth of the restricted shares granted will vest on the first anniversary of the date of grant, and the remainder shall vest annually over the next four years, subject to Mr. Jacobson’s continued service to the Company at the time of vesting.

Change in Control Benefit Arrangement. Mr. Jacobson will be entitled to receive two (2) years’ salary in the event of a change in control of the Company or the Bank pursuant to a change in control severance agreement to be entered into between Mr. Jacobson and the Company.

Other benefits. Mr. Jacobson will receive a monthly car allowance of $500 and five (5) weeks paid time off per year.  Mr. Jacobson will also be eligible to participate in the Company’s standard employee benefits plans.  To assist Mr. Jacobson with his relocation expenses, the Company will reimburse him for up to $2,000 per month for temporary housing expenses in the Renton, Washington area for up to two (2) months and will also reimburse him for up to $10,000 for other reasonable and customary relocation expenses.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

        10.1           Offer Letter, dated June 27, 2013, between First Savings Bank Northwest and Richard P. Jacobson.
        99.1           Press Release dated July 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: July 9, 2013	By: /s/Joseph W. Kiley III
Joseph W. Kiley III
Chief Operating Officer